Exhibit 10.27
Summary of Director Compensation Program
     Penwest Pharmaceuticals Co. (“the Company”) maintains a director compensation program for its non-employee directors that is administered by the Compensation Committee of the Board of Directors of the Company Under this program, the Company’s non-employee directors receive annual fees, meeting fees and equity compensation as follows:
Annual Fees
     Each non-employee director receives:

Annual retainer as a director	$20,000
Additional annual retainer for chairman of the board	15,000
Additional annual retainer for audit committee chair	15,000
Additional annual retainer for other audit committee members	5,000
Additional annual retainer for other board committee chairs	10,000
Additional annual retainer for other board committee members	3,000
     The Company pays these annual retainers in quarterly installments on the first business day of each calendar quarter. Directors may elect to receive these fees in cash, shares of the Company’s common stock, or a combination of both. The Company determines the number of shares of common stock issued in lieu of cash fees by dividing the fees to be paid in stock by the closing price of the Company’s common stock on the date the fees are otherwise due.
Meeting Fees
     The Company also pays to non-employee directors, in cash or shares of the Company’s common stock pursuant to directors’ elections, fees of $1,500 for each board meeting attended in person and fees of between $500 and $1,000 for each board meeting attended telephonically. The Company determines the number of shares of common stock issued in lieu of cash fees by dividing the fees to be paid in stock by the closing price of the Company’s common stock on the date the fees are otherwise due.
Equity Compensation
     On the first business day of each calendar year, the Company issues to each non-employee director either options to purchase 12,000 shares of the Company’s common stock or a grant of 6,000 shares of restricted common stock, as elected by each director. The exercise price of these options equals the closing price of the Company’s common stock on the grant date. Options granted pursuant to this program vest on the first anniversary of the date of grant. Restricted common stock granted pursuant to this program is granted without requiring payment of additional consideration by the directors and vests on the first anniversary of the grant date. The vesting of options and of the restricted common stock is subject to acceleration in full upon a change in control of the Company.
     In addition, upon the date of the initial election of a non-employee director to the Company’s board, the Company grants such non-employee director 20,000 shares of restricted common stock and grants an additional 12,000 shares of restricted common stock every four years thereafter. These shares vest in four equal annual installments commencing upon the first anniversary of the date of the grant. The vesting of the restricted common stock is subject to acceleration in full upon a change in control of the Company.
Expense Reimbursement
     The Company reimburses its non-employee directors for all reasonable expenses incurred in attending meetings of the board of directors and committees of the board.